                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Income Trust (the "Trust") was held on August 8, 2013. The Meeting was held for the following purpose:

(1). Elect three Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, and elect one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             Votes      Votes
Matter                                                        For      Against
------                                                     ---------- ---------
(1). Albert R. Dowden..................................... 41,343,097 2,629,137
     Hugo F. Sonnenschein................................. 41,360,768 2,611,466
     Raymond Stickel, Jr.................................. 41,441,655 2,530,579
     Prema Mathai-Davis/(P)/..............................      1,431         0

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/(P)/ Election of Trustee by preferred shareholders only.